Exhibit 99.1

CONTACTS:	Dennis M. Oates	Christopher T. Scanlon	June Filingeri
	Chairman,	VP Finance, CFO	President
	President and CEO	and Treasurer	Comm-Partners LLC
	(412) 257-7609	(412) 257-7662	(203) 972-0186

FOR IMMEDIATE RELEASE

UNIVERSAL STAINLESS REPORTS STRONG RESULTS ON CONTINUED SALES GROWTH IN

THIRD QUARTER OF 2018

•	Q3 2018 Sales of $69.1 million, up 35.7% from Q3 2017

•	Q3 2018 Net Income increases to $3.9 million, or $0.44 per diluted share, versus loss of $0.3 million, or $0.04 per diluted share, in Q3 2017

•	EBITDA totals $10.1 million in Q3 2018, up 79.5% from Q3 2017

•	Quarter-End Backlog of $111.4 million, up 68.3% from Q3 2017 and up 6.9% sequentially

BRIDGEVILLE, PA, October 24, 2018 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) today reported net sales of $69.1 million for the third quarter of 2018, an increase of 35.7% from $50.9 million in the third quarter of 2017, and up 4.5% from $66.1 million in the 2018 second quarter. All end markets contributed to the year-over-year growth, with the exception of power generation. Aerospace remained the Company’s largest end market, at 54.0% of total Company sales. Third quarter 2018 aerospace sales totaled $37.3 million, up 34.6% from the third quarter of 2017.

Sales of premium alloys in the third quarter of 2018 totaled $9.2 million, or 13.3% of sales, compared with $7.4 million, or 14.5% of sales, in the third quarter of 2017, and $12.0 million, or 18.2% of sales, in the second quarter of 2018.

For the first nine months of 2018, sales increased 30.5% to $198.9 million from $152.4 million in the same period of 2017. Sales of premium alloys increased 65.4% to $33.0 million, or 16.6% of sales, in the first nine months of 2018, from $20.0 million, or 13.1% of sales, in same period of 2017.

The Company’s gross margin for the third quarter of 2018 totaled $10.4 million, or 15.1% of sales, compared with $5.5 million, or 10.7% of sales, in the third quarter of 2017, and $11.7 million, or 17.7% of sales, in the 2018 second quarter.

Selling, general and administrative expenses were $5.1 million, or 7.4% of sales, for the third quarter of 2018, compared with $4.4 million, or 8.7% of sales, in the third quarter of 2017, and $5.8 million, or 8.9% of sales, for the second quarter of 2018.

Net income for the third quarter of 2018 totaled $3.9 million, or $0.44 per diluted share, (which includes an additional 1.4 million weighted average shares outstanding due to the second quarter 2018 equity issuance), compared with a loss of $0.3 million, or $0.04 per diluted share, in the third quarter of 2017, and net income of $4.0 million, or $0.50 per diluted share, in the second quarter of 2018, (which included an additional 0.6 million weighted average shares outstanding due to the second quarter equity issuance). Additionally, the net loss in third quarter in 2017 included unusual charges of $0.06 per diluted share related to facility fires as well as discrete tax items. Net income in the 2018 second quarter included other income of $0.06 per diluted share as a result of a favorable legal settlement.

For the first nine months of 2018, net income increased to $10.1 million, or $1.23 per diluted share, versus a net loss of $0.3 million, or $0.03 per diluted share, in the first nine months of 2017.

The Company’s EBITDA for the third quarter of 2018 was $10.1 million, compared with $5.6 million in the third quarter of 2017, and $11.2 million in the second quarter of 2018.

Managed working capital at September 30, 2018 totaled $136.9 million compared with $125.5 million at June 30, 2018 and included accounts receivable of $44.2 million and inventory of $122.8 million, continuing to reflect strong markets and increased business activity.

Backlog (before surcharges) at September 30, 2018 was $111.4 million, an increase of 6.9% from June 30, 2018, and 68.3% higher than at the end of the 2017 third quarter.

The Company’s total debt at September 30, 2018 was $62.5 million, compared with $57.1 million at the end of the second quarter of 2018 and $77.1 million at the end of the third quarter of 2017.

Capital expenditures for the third quarter of 2018 totaled $6.6 million compared to $4.2 million for the second quarter of 2018 and $1.6 million in the third quarter of 2017. The increase in capital expenditures was driven by the Company’s mid-size bar cell project at its Dunkirk, NY facility, which is proceeding and should begin production in the fourth quarter. Once completed, benefits related to this project are expected to include both cost and inventory reductions, as well as quality and cycle time improvements.

The Company’s tax rate for the nine months ended September 30, 2018 was 19.1% and included approximately $0.1 million of discrete tax expense. Excluding discrete items, the underlying annual effective tax rate was 18.5%. The Company’s third quarter income tax expense totaled $0.5 million and was favorably impacted by discrete tax items totaling $0.3 million. Favorable discrete items included research and development credits and stock option exercise benefits.

Additionally, during the quarter, the Company entered into new labor agreements with the hourly employees of its North Jackson and Bridgeville facilities. A six-year collective bargaining agreement with the hourly employees at its North Jackson Specialty Steel facility was effective on July 1st and a new five-year agreement with the hourly employees at its Bridgeville facility was agreed to effective September 1st. One-time costs incurred in the quarter in the negotiation and management of the new Bridgeville labor agreement totaled $0.1 million, or $0.01 per diluted share.

Chairman, President and CEO Dennis Oates commented: “Third quarter 2018 sales exceeded $69 million, driven by continued strength in nearly all of our end markets. Premium alloy sales and bookings remain strong, with sales growth of 24% from the third quarter of 2017. We continue to maintain a very favorable outlook for our premium products, as we exited the third quarter with record premium product bookings and backlog.”

Mr. Oates continued, “Business conditions remain strong, with robust demand in the aerospace market continuing. We are encouraged by our record backlog and order entry levels, which we believe will position us well into 2019 as well as in the fourth quarter. We look forward to closing out 2018 with continued strong year over year growth.”

Conference Call and Webcast

The Company has scheduled a conference call for today, October 24, 2018, at 10:00 a.m. (Eastern) to discuss third quarter 2018 results. Those wishing to listen to the live conference call via telephone should dial 706-679-0668, passcode 6082079. A simultaneous webcast will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website through the end of the fourth quarter of 2018.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., established in 1994 and headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, nickel alloys, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, oil and gas, and heavy equipment manufacturing. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the Company’s ability to maintain its relationships with its significant customers and market segments; the Company’s response to competitive factors in its industry that may adversely affect the market for finished products manufactured by the Company or its customers; the Company’s ability to compete successfully with domestic and foreign producers of specialty steel products and products fashioned from alternative materials; the demand for the Company’s products and the prices at which the Company is able to sell its products in the aerospace industry, from which a substantial amount of our sales is derived; the Company’s ability to develop, commercialize, market and sell new applications and new products; the receipt, pricing and timing of future customer orders; the impact of changes in the Company’ product mix on the Company’s profitability; the Company’s ability to maintain the availability of raw materials and operating supplies with acceptable pricing; the availability and pricing of electricity, natural gas and other sources of energy that the Company needs for the manufacturing of its products; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; the Company’s success in timely concluding collective bargaining agreements and avoiding strikes or work stoppages; the Company’s ability to attract and retain key personnel; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation matters; the Company’s ability to meet its debt service requirements and to comply with applicable financial covenants; risks associated with conducting business with suppliers and customers in foreign countries; risks related to acquisitions that the Company may make; the Company’s ability to protect its information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network security breaches; the impact on the Company’s effective tax rates of changes in tax rules, regulations and interpretations in the United States and other countries where it does business; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP). These measures include earnings (loss) before interest, income taxes, depreciation and amortization (EBITDA) and Adjusted EBITDA. We include these measurements to enhance the understanding of our operating performance. We believe that EBITDA, considered along with net earnings (loss), is a relevant indicator of trends relating to cash generating activity of our operations. Adjusted EBITDA excludes the effect of share-based compensation expense and other non-cash generating activity such as impairments and the write-off of deferred financing costs. We believe excluding these costs provides a consistent comparison of the cash generating activity of our operations. We believe that EBITDA and Adjusted EBITDA are useful to investors as they facilitate a comparison of our operating performance to other companies who also use EBITDA and Adjusted

EBITDA as supplemental operating measures. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measures. These non-GAAP measures may not be entirely comparable to similarly titled measures used by other companies due to potential differences among calculations methodologies. A reconciliation of these non-GAAP financial measures to their most directly comparable financial measure prepared in accordance with GAAP is included in the tables that follow.

-TABLES FOLLOW -

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Information)

(Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Net Sales
Stainless steel	$46,754	$34,106	$137,384	$106,296
High-strength low alloy steel	5,444	3,359	15,535	10,949
Tool steel	13,130	9,202	31,537	24,924
High-temperature alloy steel	2,149	3,208	9,627	8,085
Conversion services and other sales	1,579	1,012	4,781	2,115

Total net sales	69,056	50,887	198,864	152,369
Cost of products sold	58,631	45,423	167,472	135,494

Gross margin	10,425	5,464	31,392	16,875
Selling, general and administrative expenses	5,131	4,448	16,187	13,676

Operating income (loss)	5,294	1,016	15,205	3,199
Interest expense	906	1,059	3,245	3,018
Deferred financing amortization	60	63	195	191
Other (income) expense, net	(48)	(23)	(690)	(43)

Income (loss) before income taxes	4,376	(83)	12,455	33
Provision (benefit) for income taxes	460	176	2,376	283

Net income (loss)	$3,916	$(259)	$10,079	$(250)

Net income (loss) per common share - Basic	$0.45	$(0.04)	$1.27	$(0.03)

Net income (loss) per common share - Diluted	$0.44	$(0.04)	$1.23	$(0.03)

Weighted average shares of common stock outstanding
Basic	8,699,953	7,228,277	7,931,783	7,221,426
Diluted	8,952,749	7,228,277	8,166,759	7,221,426

MARKET SEGMENT INFORMATION

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Net Sales
Service centers	$49,889	$35,507	$139,152	$105,618
Original equipment manufacturers	4,981	4,361	15,232	13,239
Rerollers	6,530	5,640	23,188	17,452
Forgers	6,077	4,367	16,511	13,945
Conversion services and other sales	1,579	1,012	4,781	2,115

Total net sales	$69,056	$50,887	$198,864	$152,369

Tons shipped	12,385	9,829	34,681	30,250

MELT TYPE INFORMATION

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Net Sales
Specialty alloys	$58,325	$42,511	$161,048	$130,287
Premium alloys *	9,152	7,364	33,035	19,967
Conversion services and other sales	1,579	1,012	4,781	2,115

Total net sales	$69,056	$50,887	$198,864	$152,369

END MARKET INFORMATION **

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Net Sales
Aerospace	$37,302	$27,717	$113,742	$83,404
Power generation	2,714	3,259	7,337	12,267
Oil & gas	8,926	4,593	25,211	14,296
Heavy equipment	13,423	9,698	32,506	26,331
General industrial, conversion services and other sales	6,691	5,620	20,068	16,071

Total net sales	$69,056	$50,887	$198,864	$152,369

*	Premium alloys represent all vacuum induction melted (VIM) products.
**

The majority of our products are sold to service centers rather than the ultimate end market customers. The end market information in this press release is our estimate based upon our knowledge of our customers and the grade of material sold to them, which they will in-turn sell to the ultimate end market customer.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2018	2017
Assets

Cash	$33	$207
Accounts receivable, net	44,185	24,990
Inventory, net	122,839	116,663
Other current assets	3,068	4,404

Total current assets	170,125	146,264
Property, plant and equipment, net	174,446	174,444
Other long-term assets	6,681	523

Total assets	$351,252	$321,231

Liabilities and Stockholders’ Equity

Accounts payable	$30,129	$34,898
Accrued employment costs	6,595	4,075
Current portion of long-term debt	3,896	4,707
Other current liabilities	1,171	1,268

Total current liabilities	41,791	44,948
Long-term debt, net	58,563	75,006
Deferred income taxes	11,964	9,605
Other long-term liabilities, net	2,840	4

Total liabilities	115,158	129,563
Stockholders’ equity	236,094	191,668

Total liabilities and stockholders’ equity	$351,252	$321,231

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

	Nine months ended
	September 30,
	2018	2017
Operating activities:
Net income (loss)	$10,079	$(250)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	14,460	14,032
Deferred income tax	2,327	318
Share-based compensation expense	1,046	1,367
Changes in assets and liabilities:
Accounts receivable, net	(19,195)	(7,122)
Inventory, net	(7,890)	(16,693)
Accounts payable	(3,964)	10,666
Accrued employment costs	2,595	(922)
Income taxes	(36)	(131)
Other, net	1,307	(399)

Net cash provided by operating activities	729	866

Investing activity:
Capital expenditures	(13,211)	(4,699)

Net cash used in investing activity	(13,211)	(4,699)

Financing activities:
Borrowings under revolving credit facility	347,395	240,750
Payments on revolving credit facility	(351,918)	(232,909)
Proceeds under New Markets Tax Credit financing	2,835	—
Payments on term loan facility, capital leases, and notes	(11,821)	(3,908)
Payments of financing costs	(1,105)	—
Proceed from public offering, net of cash expenses	32,246	—
Proceeds from exercise of stock options	834	104

Net cash provided by financing activities	18,466	4,037

Net increase in cash and restricted cash	5,984	204
Cash and restricted cash at beginning of period	207	75

Cash and restricted cash at end of period	$6,191	$279

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA

	Three Months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Net income (loss)	$3,916	$(259)	$10,079	$(250)
Interest expense	906	1,059	3,245	3,018
Provision (Benefit) for income taxes	460	176	2,376	283
Depreciation and amortization	4,845	4,667	14,460	14,032

EBITDA	10,127	5,643	30,160	17,083
Share-based compensation expense	369	396	1,046	1,367

Adjusted EBITDA	$10,496	$6,039	$31,206	$18,450